BURCON ANNOUNCES RIGHTS OFFERING

DETAILS INSIDER PARTICIPATION

Vancouver, British Columbia, May 23, 2019 – Burcon NutraScience Corporation (TSX:BU) ("Burcon") is pleased to announce that it will be offering rights (the "Rights Offering") to holders of its common shares ("Common Shares") of record at the close of business on May 30, 2019 (the "Record Date"). Pursuant to the Rights Offering, each holder of Common Shares will receive one transferable right (a "Right") for each Common Share held. Each Right will entitle a holder to purchase one Common Share at a price of $0.35 (the "Subscription Price"). The Subscription Price is equal to approximately a 46.0% discount to the volume weighted average trading price of the Common Shares on the Toronto Stock Exchange (the "TSX") for the 5-day period ending on May 22, 2019. A maximum of 43,941,536 Common Shares will be issued pursuant to the Rights Offering, representing 100% of the currently issued and outstanding Common Shares. The Rights Offering will be conducted in Canada and the United States, where permitted, and in those jurisdictions where Burcon may lawfully offer the Rights. No fractional Common Shares will be issued.

A Rights Offering notice (the "Notice"), together with a Rights certificate, will be mailed to registered holders of Common Shares as of the Record Date. Full details of the Rights Offering, including information regarding the distributions of the Rights and the procedures to be followed, are included in the Rights Offering circular, which will be filed today, together with the Notice, under Burcon's profile on SEDAR at www.sedar.com. To subscribe for Common Shares, a completed Rights certificate, together with payment in full of the Subscription Price for each Common Share subscribed for, must be received by the subscription agent for the Rights Offering, Computershare Investor Services Inc., prior to the expiry of the Rights at 5:00 p.m. (Toronto time) on June 25, 2019. Shareholders who own their Common Shares through an intermediary, such as a bank, trust company, securities dealer or broker, will receive materials and instructions from their intermediary.

The Rights and the Common Shares issuable upon exercise of the Rights will be listed on the TSX. The Rights will be listed for trading on the TSX beginning on May 29, 2019 under the symbol "BU.RT". Trading in the Rights on the TSX will cease at 12:00 p.m. (Toronto time) on June 25, 2019.

The Rights Offering will include an additional subscription privilege under which holders of Rights who fully exercise their Rights will be entitled to subscribe pro rata for additional Common Shares, if available, that were not otherwise subscribed for in the Rights Offering.

The estimated net proceeds of the Rights Offering, assuming full exercise of the Rights and after deducting expenses, will be approximately $15.2 million.

To the knowledge of Burcon, after reasonable inquiry, all directors, senior officers and persons controlling over 10% of the Common Shares of the Company (collectively, the “Insider Group”), as at the date hereof, intend to exercise at least all of the Rights they are issued in connection with the Rights Offering for 14,165,073 Common Shares, representing approximately 32.2% of the Rights Offering (the “Basic Subscription”).

Assuming 100% participation in the Basic Subscription, the Insider Group would own an aggregate of 28,330,146 Common Shares.

Burcon announced on May 23, 2019 that its wholly-owned subsidiary, Burcon NutraScience Holdings Corp. has entered into a unanimous shareholders agreement (the “Shareholders Agreement”) with an investor group with manufacturing and sales experience in the protein industry to become joint shareholders of Burcon Functional Foods Corporation (“Burcon Foods”). Burcon has also entered into a license agreement with Burcon Foods (the “License Agreement”) granting Burcon Foods an exclusive, royalty-bearing, worldwide license to use and exploit Burcon’s pea, pulse and canola protein technologies to make, have made, use and market and sell Burcon’s pea, pulse and canola proteins. For details on the Shareholders Agreement and the License, refer to the press release issued by Burcon on May 23, 2019.

The estimated net proceeds of the Rights Offering will be used in part to satisfy Burcon’s investment obligations under the Shareholders Agreement and License Agreement, as well as to repay Burcon’s outstanding $1,500,000 loan (the “Loan”) and a convertible note in the principal amount of $2,000,000 (the “Note”) from Large Scale Investments Limited (the “Lender”), a wholly-owned subsidiary of Firewood Elite Limited (“Firewood”). The Loan and the Note will mature and become payable, together with all accrued and unpaid interest thereon in late June 2019.

Firewood is wholly-owned by Mr. Alan Chan, a director of Burcon. Firewood is an insider of Burcon as it currently holds 11,433,287 Common Shares, representing approximately 26% of the outstanding Common Shares. In addition, Mr. Alan Chan and Ms. Rosanna Chau, directors of Burcon, are also directors of the Lender.  The Subscription Price of any Common Shares acquired by the Lender pursuant to the exercise of Rights as holders of Rights is expected to be satisfied in part by the offset of the amounts payable to the Lender under the Loan Agreement and the Note.

After the investment in Burcon Foods and repayment of the Loan and Note as described above, the remaining estimated net proceeds of the Rights Offering will be used to fund the Company's ongoing research and development program, further strengthen and expand its intellectual property portfolio and for general working capital. The Company's research and development will be focused on further optimizing its Peazazz® and Peazac® pea proteins as well as its Supertein®, Puratein® and Nutratein® canola proteins to support Burcon’s investment in Burcon Foods and the License Agreement. Research and development work, ranging from functional applications work to shelf-life testing, is and will continue to be undertaken. Burcon owns and operates a pilot-scale production facility at its technical center in Winnipeg Manitoba, complete with an analytical laboratory, for the development and small-scale production of proteins from various plant sources (the “WTC”). Burcon will continue to operate the WTC to produce protein samples for market development of its Peazazz® and Peazac® pea proteins as well as its Supertein®, Puratein® and Nutratein® canola proteins for customers of Burcon Foods.

The Company is also registering the offer and sale of the shares issuable on exercise of the Rights on a Form F-7 registration statement under the U.S. Securities Act of 1933, as amended. Shareholders in the United States should review the Form F-7 which will be filed with the United States Securities and Exchange Commission and when filed, can be found at www.sec.gov and may also be obtained by contacting the Corporate Secretary at 604.733.0896 or by email at dlaw@burcon.ca.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall be no offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of such securities under the laws of any such jurisdiction.

About Burcon NutraScience Corporation

Burcon is a leader in developing functionally and nutritionally valuable plant- based proteins. The company has developed a portfolio of composition, application, and process patents originating from a core protein extraction and purification technology. Burcon’s CLARISOY™ soy protein offers clarity and high-quality protein nutrition for low pH beverage systems and excellent solubility and exceptionally clean flavor at any pH; Peazazz® is a uniquely soluble and clean-tasting pea protein; and Puratein®, Supertein® and Nutratein® are canola protein isolates with unique functional and nutritional attributes. For more information about the company, visit www.burcon.ca.

The TSX has not reviewed and does not accept responsibility for the adequacy of the content of the information contained herein. This press release contains certain "forward-looking statements" and "forward-looking information" as defined under applicable Canadian and U.S. securities laws. Forward-looking statements or forward-looking information involve risks, uncertainties and other factors that could cause actual results, performances, prospects and opportunities to differ materially from those expressed or implied by such forward-looking statements. Forward- looking statements or forward-looking information can be identified by words such as “anticipate,” “intend,” “plan,” “goal,” “project,” “estimate,” “expect,” “believe”, “future,” “likely,” “may,” “should,” “could”, “will” and similar references to future periods. All statements other than statements of historical fact included in this release are forward-looking statements, including, without limitation, statements regarding the timing of and other procedural matters associated with the Rights Offering; the funds to be raised under the Rights Offering; the expected participation of the Insider Group in the Rights Offering, the proposed use by Burcon of the proceeds of the Rights Offering, and Burcon’s proposed research and development plans contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements or information. Important risks and factors that could cause actual results to differ materially from Burcon’s plans and expectations include the actual results of business negotiations, marketing activities, adverse general economic, market or business conditions, regulatory changes and other risks and factors detailed herein and from time to time in the filings made by Burcon with securities regulators and stock exchanges, including in the section entitled “Risk Factors” in Burcon’s annual information form dated June 18, 2018 filed with the Canadian securities administrators on www.sedar.com. Any forward-looking statement or information only speaks as of the date on which it was made and, except as may be required by applicable securities laws, Burcon disclaims any intent or obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Although Burcon believes that the assumptions inherent in the forward-looking statements are reasonable, forward-looking statements are not guarantees of future performance, and accordingly, investors should not rely on such statements.

CLARISOY is a trademark of Archer Daniels Midland Company.

Media & Industry Contact:
Paul Lam
Manager, Business Development
Burcon NutraScience Corporation
Tel (604) 733-0896, Toll-free (888) 408-7960
plam@burcon.ca www.burcon.ca